Securities Purchased Pursuant to Rule 10F-3
Micro Cap Fund
January - March 2000

					Security Purchased	Comparison Security	Comparison Security
Issuer				Sequenom Industrial 	Celera Genomics		Gene Logic Inc.
					Genomics

Underwriters			Warburg Dillon Read, 	Morgan Stanley Dean 	ING Barings, Chase H&Q,
					FleetBoston Robertson 	Witter, Goldman Sachs, 	Robertson Stephens, Dain
					Stephens, SG Cowen, 	SG Cowen, ING Barings, 	Rauscher Wessels
					Banc of America Sec, 	Bear Stearns
					Bear Stearns, Cantor
					Fitzgerald, DBSI,
					DLJ, Desdner Kleinwort
					Benson, H&Q, ING
					Barings, Lehman Bros,
					Merrill Lynch, Morgan
					Stanley

Years of continuous
operation, including
predecessors			>3				>3				>3

Security 				SQNM				CRA				GLGC

Is the affiliate a manager
or co-manager of offering?	No				No				No

Name of underwriter or
dealer from which purchased	Warburg Dillon Read 	n/a				n/a

Firm commitment?			Yes				Yes				Yes

Trade date/Date of Offering	1/31/2000			2/29/2000			1/27/2000

Total dollar amount of
offering sold to QIBs		$-   				$-   				$-

Total dollar amount of any
concurrent public offering	$136,500,000.00 		$855,000,000 		$235,200,000

Total					$136,500,000.00 		$855,000,000 		$235,200,000

Public offering price		26.00 			225.00			56.00

Price paid if other than
public offering price					 	n/a				n/a

Underwriting spread or
commission				$1.82 (7%)			$8.865 (3.94%)		$2.94 (5.25%)

Shares purchased	 		100 				n/a				n/a

$ amount of purchase		$2,600.00 			n/a				n/a

% of offering purchased by
fund					0.002%			n/a				n/a

% of offering purchased by
associated funds			0.021%			n/a				n/a

Total (Must be less
than 25%)				0.023%			n/a				n/a
